Exhibit 99.2

Investor Contact

John Springer
Vice President
Investor Relations
630.468.4797

FOR IMMEDIATE RELEASE

SIRVA Announces Agreement with OOIDA and
Owner-Operators to Settle Class Action Litigation

CHICAGO, May 1, 2007 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has entered into a settlement agreement with the Owner-Operator Independent Drivers Association, Inc. (“OOIDA”) and certain owner-operators regarding two class action lawsuits filed against SIRVA’s subsidiaries, Allied Van Lines, Inc. and North American Van Lines, Inc., alleging violations of the federal Truth in Leasing regulations.  The settlement agreement also includes SIRVA and its subsidiary, Global Van Lines, Inc.  These lawsuits are among several similar lawsuits initiated by OOIDA against other moving and transportation related companies over the past several years.

Under the settlement agreement, Allied Van Lines and North American Van Lines have agreed to pay $8 million to the owner-operators in the represented class over a period of two years to settle all claims in the lawsuits.  SIRVA expects to pay $2.7 million of the costs, with the balance funded by its agents.  The settlement class covers all Allied Van Lines owner-operators who leased equipment and services to Allied Van Lines after May 5, 2000, and all North American Van Lines and Global Van Lines drivers who leased equipment and services to North American Van Lines after March 2001.  As part of the settlement, Allied Van Lines and North American Van Lines will implement a new uniform independent contractor operating agreement.

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The settlement agreement is subject to final court approval, and there is no assurance that the settlement of the lawsuits will receive court approval.  The settlement would dismiss all pending claims with no admission of wrongdoing by SIRVA or any of the other defendants.  The defendants and their agents that opt into the settlement would receive a full release of all claims asserted in the litigation.

“We are very pleased to have brought this issue to closure and strongly feel this settlement to be in the best interests of our company and our network of branded agents,” said Michael McMahon, SIRVA’s President, Moving Services North America.  “We believe that the new independent contractor operating agreement will be a benefit to our agent’s owner-operators and to the entire SIRVA network.  Additionally, it will enhance our ability to recruit and retain quality drivers.”

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

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This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, the failure of the Company to obtain court approval of the class action settlement agreement and those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2005 Annual Report on Form 10-K. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.